UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2011

Banks.com, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-33074	59-3234205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Market Street, Suite 2200

San Francisco, CA 94105

(Address of principal executive offices) (Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 20, 2011, Banks.com, Inc. (“Banks.com” or the “Company”) received a letter from the NYSE Amex LLC (“NYSE Amex” or the “Exchange”) indicating that the Company is not in compliance with Section 1003(f)(v) of the Exchange’s Company Guide (the “Company Guide”) in that the Exchange is concerned that, as a result of its low selling price over the last thirty trading days, Banks.com’s common stock may not be suitable for auction market trading. Therefore, the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock within a reasonable period of time, which the Exchange has determined to be no later than November 18, 2011. In setting this truncated deadline for compliance, the Exchange applied Section 1009(h) of the Company Guide, which provides that they may truncate the continued listing evaluation and follow-up procedures if a company, within 12 months of the end of a plan period, is again determined to be below continued listing standards.

The Company previously reported its receipt of a similar notice from the Exchange on September 17, 2009, of a continued listing deficiency due to the Company’s non-compliance with Section 1003(f)(v) of the Company Guide. The Company’s plan period with respect to the foregoing notice ended on October 14, 2010. On October 6, 2010, the Exchange notified the Company that the continued listing deficiency described in the Exchange’s letter of September 17, 2009 had been resolved, but the Company’s continued listing eligibility would be assessed on an ongoing basis and the Company had become subject to the provisions of Section 1009(h) of the Company Guide, which states that if the Company, within 12 months of the end of the plan period, is again determined to be below continued listing standards, the Exchange will review the circumstances and take appropriate action, which may include truncating the continued listing evaluation and follow-up procedures or immediately initiating delisting proceedings.

The Company’s press release dated June 24, 2011 with respect to the notification from the Exchange described above is attached to this Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed below are being furnished with this Form 8-K.

Exhibit Number	Description

99.1	Press Release dated June 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2011	BANKS.COM, INC.

	By:	/s/ Daniel M. O’Donnell
	Name:	Daniel M. O’Donnell
	Title:	President and Chief Executive Officer
(Principal Executive Officer)